EXHIBIT 5.1

Opinion and Consent of Counsel

June 28, 2005

Board of Directors
Anticus International Corporation
2175 Rue de la Montagne, Suite 300
Montreal, Quebec, Canada H3G 1Z8

Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Anticus International Corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the United States Securities and Exchange Commission covering the offering of an aggregate of 3,000,000 shares of the common stock of the Company (the “Shares”)

In connection with this opinion, we have examined the Registration Statement, 2005 Employee/Consultant Stock Compensation Plan (the "Plan") and such other documents, records, certificates, memoranda and other instruments, as we deem necessary as a basis for this opinion. We have also examined the applicable laws of the State of Nevada, provisions of the Nevada Constitution, and reported judicial decisions interpreting such laws. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us a copies thereof, and the due execution and delivery of all documents, where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the shares, when sold and issued in accordance with the Plan referenced above and the Registration Statement, will be validly issued, fully paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely yours,

/s/THE O’NEAL LAW FIRM, P.C.
Fountain Hills, Arizona